Exhibit 99.1
News
NYSE: BWS
For Immediate Release
Contact: Beth Fagan, VP Public Affairs
314-854-4093 // 314-368-3164 (cell)

Brown Shoe to Acquire Bennett Footwear Group
Bennett’s Brands in Better Footwear Zone To Complement Brown Shoe’s
Major Position in Moderately-Priced Category

ST. LOUIS, MISSOURI, March 14, 2005 -- Brown Shoe Company, Inc. (NYSE: BWS) today announced it has entered into a definitive agreement to acquire Boston-based Bennett Footwear Group, LLC, a privately held, leading women’s footwear designer and wholesaler, for $205 million in cash. Bennett’s owned and licensed footwear brands, which include Via Spiga, Franco Sarto, Etienne Aigner and Nickels Soft, are primarily sold in the better and bridge footwear departments of many major U.S. department and specialty stores. Bennett also has a significant private label business that sells primarily to national chains, and it operates eight Via Spiga retail stores.
The acquisition complements Brown Shoe’s portfolio of well-known wholesale brands such as Naturalizer, LifeStride, Bass and Dr. Scholl’s, which are sold primarily in the moderately priced range, by adding strong brands in the better and bridge footwear zones. Bennett, with revenues of approximately $200 million in 2004, has an impressive track record for growth, and is known for its brand building and footwear design.
The acquisition, which is subject to customary closing conditions and regulatory approval, is expected to close by May 2005. Given Bennett’s strong operating performance, the acquisition is expected to be accretive to Brown Shoe’s earnings per share in fiscal 2005.
“Bennett Footwear Group is the perfect fit for Brown Shoe,” said Brown Shoe Chairman and CEO Ron Fromm. “It represents a strategic complement to our Company and, over the short- and long-term, we believe it provides us with several significant growth vehicles. With this acquisition, combined with our leading position in the moderate category, we become a more powerful force in the better women’s footwear segment, making us a much stronger Number 2 in the department store channel. In addition, Bennett’s position with the national chains augments our strength in that distribution channel, and Bennett also offers growth opportunities in specialty retailing, where we operate 375 stores.”
“Importantly, because we have been building our talent base - in sales, marketing and design - the opportunity to acquire talent of the caliber of the Bennett teams was a major factor for us when evaluating this acquisition. The present Bennett management will stay intact, and we’re certainly pleased to have them on board,” Fromm said.
Bennett’s senior management, including CEO Bruce Ginsberg and COO Gregg Ribatt, will join Brown Shoe and continue to head the Bennett brands. The Bennett team will remain in its Needham offices, outside Boston.

Brown Shoe to Acquire Bennett Footwear Group

“Speaking for the Bennett management team, we are thrilled to become a part of the Brown Shoe organization,” said Ginsberg. “In joining Brown Shoe, we become part of a company that is a leader in the footwear industry and is committed to collaborating with us to grow our business. We believe that Brown Shoe possesses the necessary elements to help take our portfolio of brands to the next level. With the Brown Shoe infrastructure and management team behind us, we’ll be positioned to better capitalize on the excitement of our brands at retail.”
Stephen Rubin, Chairman of Pentland Group plc, owners of the Franco Sarto brand, commented: “We are delighted with the forging of a new long-term relationship with the team at Brown Shoe. We have every confidence they will take the Franco Sarto brand from strength to strength.”
On behalf of Heritage Partners, Bennett’s largest shareholder, Peter Hermann commented: “Bennett’s joining with industry leader, Brown Shoe, is wonderful for the company, its employees and our limited partners.”
In addition to the $205 million purchase price, future terms provide for performance-based payments of up to $42.5 million over a three-year period if certain financial targets are met. Brown Shoe will initially finance the acquisition with existing cash, borrowings under its bank credit facility, and a bridge facility provided by an affiliate of Banc of America Securities LLC. The Company expects to issue long-term notes to refinance the acquisition cost.
Banc of America Securities LLC acted as exclusive financial adviser to Brown Shoe and Bear, Stearns & Co. Inc. acted as exclusive financial advisor to Bennett Footwear Group.

** See Fact Sheet on “Brown Shoe + Bennett” at http://www.brownshoe.com/news/index.asp

Conference Call:
Brown Shoe will hold a conference call to discuss the acquisition today, Monday, March 14 at 5:00 p.m. Eastern Time. While the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast at http://www.fulldisclosure.com (at the website, type in the BWS ticker symbol to locate the broadcast) or go to http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=BWS&script=1010&ite.

Brown Shoe is a $1.94 billion footwear company with worldwide operations: 68 percent of its revenues come from its footwear stores including the Company’s 900-store Famous Footwear chain, which sells brand name shoes for the family. It also operates 375 Naturalizer stores in the U.S. and Canada.

Brown Shoe’s Wholesale division (32% of total revenues) posted $616 million in 2004 sales. The Company owns and markets leading footwear brands including Naturalizer, LifeStride, Connie and Buster Brown; it also markets licensed brands including Dr. Scholl's, Bass and Carlos by Carlos Santana for adults, and Barbie, Bob-the-Builder and Disney character footwear for children. Brown Shoe press releases are available on the Company's web site at http://www.brownshoe.com.

Brown Shoe to Acquire Bennett Footwear Group

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements, including without limitation, the statements regarding the completion of the acquisition of Bennett Footwear Group, the ability of the Company to finance the acquisition of Bennett, Bennett’s business and financial outlook and the benefits to the Company of the acquisition of Bennett. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially, including risks to the closing of the acquisition or the Company's ability to finance the acquisition. These risks also include (i) general economic conditions and the consumer’s preferences and purchasing patterns, which may be influenced by consumers' disposable income; (ii) the uncertainties of currently pending litigation; (iii) intense competition within the footwear industry; and (iv) political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where both companies rely heavily on third-party manufacturing facilities for a significant amount of their inventory. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.